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                                                                  Exhibit 10(jj)

                                MIDWAY GAMES INC.
                             2704 West Roscoe Street
                                Chicago, IL 60618


                                                              September 24, 2001


WMS Industries Inc.
800 S. Northpoint Boulevard
Waukegan, Illinois  60085

Gentlemen:

         This letter shall serve to memorialize our agreements with respect to a matter that WMS and Midway have discussed. As used in this letter, "Midway" shall mean Midway Games Inc. and, where appropriate, its subsidiaries; "WMS" shall mean WMS Industries Inc. and, where appropriate, its subsidiaries.

          Stock option tax benefit. WMS acknowledges that Midway has previously paid $2,814,985 to WMS under Section 5 of the Tax Separation Agreement ("the Option Tax Payments") relating to tax deductions claimed by Midway for fiscal 1998 and 1999 attributable to the exercise of WMS stock options or WMS stock options adjustments by or for certain Midway employees ("the Option Tax Deductions"). WMS further acknowledges that Midway had a net operating loss (computed without regard to the fiscal 2000 Option Tax Deductions) in the fiscal year ended June 30, 2000, which will be carried back to offset the taxable income for the fiscal years ended June 30, 1998 and June 30, 1999 (computed for both years without regard to the Option Tax Deductions), with the result that Midway will have effectively received no tax benefit from the Option Tax Deductions. WMS shall repay to Midway an amount equal to the Option Tax Payments, at such time that Midway receives refunds from the various federal and state tax authorities relating to the carryback of the fiscal 2000 net operating loss and demonstrates to WMS the benefit not realized by Midway as a result of the Option Tax Deductions.

         At any time after WMS has repaid any portion of the Option Tax Payment to Midway, if Midway has earnings that enable Midway to utilize the Option Tax Deductions, then Midway will pay to WMS within thirty (30) days after the end of any fiscal quarter in which such utilization is made the tax benefit received by Midway from utilization of the Option Tax Deduction.

         In addition, in the event of a change in control of Midway at any time after WMS has repaid any portion of the Option Tax Payment to Midway, Midway shall repay to WMS the entire amount of such Option Tax Payment (or portion thereof) not theretofore repaid to WMS by Midway. For purposes of the previous sentence, a change of control shall mean any of the following events: (i) any person or group becomes the beneficial


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owner directly or indirectly of more than 50% of Midway's outstanding voting stock; (ii) the current members of Midway's Board of Directors cease to constitute the majority of the Board, other than by normal retirement or resignation; (iii) Midway consolidates with or merges with or into another person or entity such that former Midway stockholders own less than 50% of the surviving entity; or (iv) Midway conveys, transfers, leases or otherwise disposes of all or substantially all of Midway's assets to any person or entity.


         Finally, Section 5 of the Tax Separation Agreement is hereby amended by inserting the following before the last sentence thereof:

         For purposes of this Agreement, "effective tax rate for the relevant period" shall be determined after all other items of income or deduction (including any net operating loss carryover or carryback) for the period and shall include the period in which a net operating loss carryover which includes such deduction is utilized. In the event that a net operating loss carryback eliminates the tax benefit of such deduction, WMS will repay to Midway the amount of the prior payment.


         Please indicate your agreement to the foregoing by signing this letter in the place provided below.

                                             Very truly yours,

                                             MIDWAY GAMES INC.

                                             By:  /s/ Harold H. Bach, Jr.
                                                  ----------------------------
                                                      Executive Vice President -
                                                      Chief Financial Officer

Accepted and Agreed to:

WMS INDUSTRIES INC.


By: /s/ Brian R. Gamache
    ----------------------------------------
        Brian R. Gamache
        President & Chief Executive Officer